QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Kite Realty Group Trust for the registration of $500,000,000 of common shares, preferred shares, depository shares, warrants and rights which may be offered in the future and to the incorporation by reference therein of our reports dated March 14, 2008, with respect to the consolidated financial statements and schedule of Kite Realty Group Trust and the effectiveness of internal control over financial reporting of Kite Realty Group Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

                                Ernst & Young LLP

Indianapolis, Indiana
November 24, 2008

QuickLinks

  Exhibit 23.1